EXHIBIT 99.1
                                                                        Contact:
                                                                   JIM GALLAGHER
                                                                    860-927-8616
                                                          jgallagher@outpost.com
For Immediate Release

OUTPOST.COM TO ACQUIRE B2B ETAILER, CMPExpress

ALL STOCK TRANSACTION VALUED AT $12 MILLION WILL BE IMMEDIATELY ACCRETIVE AND WILL ACCELERATE TIME TO PROFITABILITY

     KENT, CT, SEPTEMBER 7, 2000 -- Outpost.com (Cyberian Outpost, NASDAQ:
COOL), a leading global Internet retailer of high-end consumer technology products and eBusiness Services provider, announced today the signing of a definitive agreement to acquire CMPExpress, a private Internet retailer of technology products to the business market. The $12 million purchase price will be paid in Outpost.com common stock. The transaction will be immediately accretive to earnings and is expected to close within a week.

     CMPExpress, which has been selling on the web since 1996, has offices in Toms River, NJ and Brookhaven, PA. The company had sales of $42 million in 1999 and, with a current average order size in excess of $1,100, generated sales of approximately $40 million in the first eight months of this year.

       "This acquisition represents a terrific opportunity for Outpost.com that will generate positive earnings immediately, as well as positive cash flow ," said Bob Bowman, president and chief executive officer of Outpost.com. " We currently have a highly successful B2C business and an electronic Business Services division that includes clients like Brookstone, Tweeter and Wolf Camera. Combining these businesses with an established B2B group with an outstanding reputation like CMPExpress, gives Outpost.com three strong business components on which to achieve incredible growth and will allow us to accelerate our path to profitability. CMPExpress provides us with a strong foundation of B2B sales, as well as a Website with the proprietary controls, scalability and functionality to provide a distinct competitive edge in the B2B space. This acquisition gives us the ability to capitalize on significant sales and profit growth in the B2B market, and we expect our B2B business, to be called OutpostPRO, to exceed $100 million in sales by fiscal year-end. The acquisition also provides a true B2B solution for Outpost.com's small business customers, and provides a wider selection of products to existing CMPExpress customers," Mr. Bowman continued.

     "An important component of this transaction is the addition of a highly motivated and talented CMPExpress outbound B2B sales team, with an average of seven years experience in B2B sales, to our current seven person outbound B2B sales staff," Mr. Bowman said. "These individuals share our commitment to outstanding customer service. They are focused on establishing and cultivating B2B relationships, then transitioning accounts to the Website for ongoing purchase and account management," Mr. Bowman concluded.

          "We are very proud of the progress CMPExpress has made to date in the highly competitive technology market," said Bryn Kaufman, CMP founder, who has been named Vice President, Technology for Outpost.com's new B2B operations, reporting to Raymond Karrenbauer, chief technology officer for Outpost.com. "Our acquisition by Outpost.com and the access to its existing customer base, outstanding customer relationships and unmatched in the industry back-end fulfillment capabilities, greatly accelerate our revenue growth and improve our ability to serve the small business market," Mr. Kaufman said. In addition to Mr. Kaufman, Sean McGilloway, VP of Sales for CMP, has been named Vice President, B2B Sales, for the combined companies, reporting directly to Mr. Bowman.

     Outpost.com's existing B2B business will be merged into CMPExpress and the combined business will now represent approximately 25 percent of Outpost's total sales.

About Outpost.com

     Outpost.com, established in 1995, is a leading Internet retailer of consumer technology products and has recently expanded its business model to offer its outstanding customer shopping experience to a number of highly visible partners. Partnerships with Tweeter Home Entertainment Group, Brookstone and Wolf Camera, collectively expand the clicks and mortar presence of Outpost.com to more than 1,000 land based retail stores. Additionally, Outpost.com e-Business Services provides solutions encompassing site design, site maintenance, order management and fulfillment to other partners, Sandbox, Computer.com and Exactly Vertical. All of these partnerships builds on the strength of the Outpost.com #1 top-rated consumer shopping experience on the Web as rated by the on-line rating service Bizrate.com and the 1999 2000 #1 PowerRanking for Computing by Forrester Research. Outpost.com's 24/7 Customer Service Center and free next-day delivery service for in stock products is unmatched in the industry. All products are shipped free and overnight, every day. Today, Outpost.com has an existing customer base of over 700,000 and over 4 million visitors per month to its Website.

--------------------------------------------------------------------------------
     This press release contains forward-looking statements that address the expected benefits of the acquisition, including statements that it will generate positive cash flow, be accretive to our earnings, accelerate our path to profitability and allow us to capitalize on the B2B market. These statements are based on our current expectations and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in the forward-looking statements. We caution investors that there can be no assurance that actual results, outcomes or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, among others, our ability to close the transaction on terms acceptable to us, our ability to successfully intergrate CMPExpress's operations into our existing operations, the unpredictability of the combined company's future revenues and operating results, the continued growth of demand for internet products and services, our need for additional financing and competitive pressures.

                                       2